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                                                                 Exhibit: 10.8FT
                         AGREEMENT REGARDING INVENTIONS

         THIS AGREEMENT is made as of the 17th day of October, 1997, by and between Zeb Billings ("Consultant") and Futech Educational Products, Inc., an Arizona corporation ("Futech").

                                R E C I T A L S:

         A. Consultant frequently creates inventions, new ways of combining existing products and technology, and generally improved ways of doing things.

         B. Futech desires to acquire certain rights in connection with future inventions, and Consultant is willing to grant those rights, all upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, for $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   T E R M S:

         1. DEFINITIONS. The following terms shall have the following meanings when used in this Agreement:

            1.1 "COMPLETION" means the processing and refinement of an Invention to the stage of creation of a useable prototype.

            1.2 "DEVELOPMENT COSTS" means all out of pocket costs of Consultant incurred directly for the design of an Invention, or incurred in designing or manufacturing a prototype, or incurred for professional fees in connection with research regarding the patentability of the Invention, and accounting fees incurred in creating cost or sales projections associated with the Invention.

            1.3 "DISCLOSURE MATERIALS" means all drawings, prototypes, and manufacturing, marketing, distributing and sales plans and/or projections associated with an Invention, a detailed list of all Development Costs for the Invention, and any and all other information regarding the Invention in the possession of or available to Consultant which would be useful in evaluating the commercial viability of the Invention.

            1.4 "FUTECH FIELD" means any products or services in the field, area, or industry of any product manufactured, marketed, distributed or sold, or any service marketed or sold, by Futech, or any subsidiary of Futech, or any such product or service which Futech or any subsidiary of Futech contemplates manufacturing, marketing, distributing or selling.

            1.5 "INVENTION" means each and every idea, concept or development involving
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an invention, a new way of combining existing products and/or technology, and/or an improved way of doing things, pursued during the term of this Agreement by Consultant, in the Futech Field, including ideas, etc. which have been pursued prior to commencement of this Agreement but which have not yet reached completion prior to commencement of this Agreement, and includes all ideas, etc. pursued during the term of this Agreement but which reach completion after the expiration of this Agreement. Any and all alterations and/or improvements to an Invention shall be included within the definition of "Invention" hereunder.

            1.6 "NET SALES" means for any calendar quarter: (i) the gross sales of Futech, or a subsidiary of Futech, for the calendar quarter for sales of products or services using an Invention, including however only the portion of sales relating solely to the Invention, (ii) minus all freight charges for products so sold, co-op advertising expenses, promotional allowances, placement fees, and special freight considerations associated with those sales, (iii) minus the sales price of all returns, received in the calendar quarter, of sales on which Royalties were paid, and (iv) minus the face amount of any receivable for a sale for which a Royalty was paid, which receivable is 120 or more days past due (each receivable may only be subtracted from Net Sales once; aggregate receivables from a customer including both sales for which Royalties were paid and other sales shall be allocated between Royalty sales and non-Royalty sales in the same proportion as the sales which generated the receivables). Net Sales shall be calculated on a "sales made" (accrual) basis and not on a "cash collected" basis.

            1.7 "ROYALTIES" have the meaning given that term in Section 3 below.

         2. RIGHT OF FIRST REFUSAL. Consultant hereby grants Futech, and Futech shall have, a right of first refusal with respect to all Inventions worked on by Consultant during the term of this Agreement. Upon Completion of an Invention, Consultant shall present to Futech the completed Invention, and all Disclosure Materials relating to the Invention, and Futech shall have ninety (90) days from receipt of said Disclosure Materials to determine whether or not to acquire the Invention.

         If Futech does not exercise its right to acquire the Invention, then Consultant shall be entitled to enter into a transaction with a third party for the manufacturing, marketing, distribution and/or sales of the Invention, and Futech shall not be obligated to pay any Development Costs or other expenses associated with the Invention..

         If Futech elects to acquire an Invention, then Futech shall pay Consultant, within one hundred twenty (120) days after Futech's election to acquire the Invention, an amount equal to the Development Costs associated with the Invention, and, simultaneously with said payment, Consultant shall irrevocably and unconditionally, without additional cost to Futech, transfer to
Futech: (i) all rights associated with the Invention, including all intellectual property rights relating thereto, (ii) all documents and things which relate to and embody the Invention, including all copies thereof, all prototypes, (iii) all equipment and materials provided by or paid for by Futech, whether as part of the Development Costs or otherwise, and (iv) the Disclosure Materials relating to the Invention. At no additional cost to Futech, Consultant shall execute any


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and all documents necessary or appropriate in connection with the transfer to
Futech of all rights relating to the Invention, and will aid Futech in preparing any and all applications necessary or appropriate to transfer the rights, and/or to patent, copyright or trademark the Invention.

         3. ROYALTIES.

            (a) Futech shall pay Consultant royalties ("Royalties") equal to five percent (5%) of the Net Sales of Futech or any subsidiary of Futech.

                Notwithstanding the foregoing, if there shall be an extraordinary amount of returns relating to an Invention, or if sales relating to the Invention are being discontinued, Futech shall be entitled to withhold from payments of Royalties amounts sufficient in Futech's reasonable discretion to cover future returns and uncollectible receivables.

                To the extent not offset against sales as provided for in
Section 1.6 above, Consultant shall be obligated to reimburse Futech, within twenty (20) days after demand is made therefor, for any Royalties received for
(ii) products returned or (ii) receivables not collected within 120 days.

                Royalties are payable only on Inventions which are genuinely new and different. If Futech elects to acquire an Invention under Section 2 above, the Invention shall be deemed to be new and different.

            (b) Royalties shall be paid by Futech on a calendar quarter basis, by the thirtieth day of the month following the quarter to which the Royalties relate.

            (c) Futech shall furnish Consultant with a summary statement of all sales generating Royalties under this provision, quarterly by the thirtieth day of the month following the quarter to which the statement relates.

            (d) Notwithstanding any provision of this Agreement, no Royalties shall be payable in connection with any Invention for more than ten (10) years after Royalties are first paid in connection with the Invention.

         4. ENTIRE AGREEMENT. Except as otherwise set forth herein, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto. The parties do not intend to confer any benefit hereunder on any person, firm, or corporation other than the parties hereto. No representation, warranty, or agreement herein may be relied upon by any person not a party to this Agreement. There are no oral promises, conditions, representations, understandings, interpretations, or terms of any kind as conditions or inducements to the execution hereof, or in effect between the parties, except as may otherwise be expressly provided herein.

         5. FURTHER ASSURANCES. The parties agree to do such further acts and things and


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to execute and deliver such additional agreements and instruments as either party may reasonably require to consummate, evidence, or confirm the agreement contained herein in the manner contemplated hereby.

         6. CONSTRUCTION. Each party and its counsel have reviewed and revised this Agreement, or had an opportunity to review and revise this Agreement, and any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement or any amendment or exhibits hereto.

         7. MODIFICATION. Any modification or waiver of any term of this Agreement, including a modification or waiver of this term, must be in writing and signed by the parties to be bound by the modification or waiver.

         8. PARTIAL INVALIDITY. In the event any portion of this Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal, or unenforceable, such portion shall be deemed severed from this Agreement, and the remaining parts hereof shall remain in full force and effect as fully as though such invalid, illegal, or unenforceable portion had never been part of this Agreement. Further, any court striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties, as such intentions existed at the time of the execution of this Agreement.

         9. AUTHORITY. Each party for itself, its heirs, personal representatives, successors, and assigns hereby represents and warrants that it has the full capacity and authority to enter into, execute, deliver, and perform this Agreement, that such execution, delivery and performance does not violate any contractual or other obligation by which it is bound, and that this Agreement constitutes an agreement binding upon, and enforceable against, that party.

         10. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

         11. GOVERNING LAW. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of Arizona. The parties agree that any litigation or arbitration arising from the interpretation or enforcement of this Agreement shall be either in Maricopa County Superior Court or in the United States Federal District Court for the District of Arizona, and for this purpose each party to this Agreement (and each person who shall become a party) hereby expressly and irrevocably consents to the exclusive jurisdiction of such courts.

         12. ATTORNEY'S FEES. In the event of any litigation or other proceeding concerning this Agreement, the prevailing party(s) shall be entitled to recover its costs, reasonable attorneys' fees, and other reasonable expenses.

         13. TITLES AND HEADINGS. Titles and headings of sections of this Agreement are for

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the convenience of reference only, are not intended to define, limit or describe the scope or intent of any provision of this Agreement, and shall not affect the construction of any provision of this Agreement.

         14. TIME. Time is of the essence of each and every provision of this Agreement.

         DATED the date first hereinabove written.


         CONSULTANT:                         /s/ Zeb Billings
                                             -----------------------------------
                                             Zeb Billings


          FUTECH:                            Futech Educational Products, Inc.,
                                             an Arizona corporation


                                             By /s/ Vincent W. Goett
                                               ---------------------------------
                                                Vincent W. Goett, CEO


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